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                                                                   EXHIBIT 10.20

                        2003 INCENTIVE COMPENSATION PLAN

PURPOSE:          The purpose of the Incentive Compensation Plan is to attract, motivate and retain qualified Officers and employees to maximize Company performance against pre-defined operating objectives.

BACKGROUND:       Somanetics pursues a compensation program that includes
salary, incentive compensation, stock options and standard benefits (e.g. health insurance) to achieve a market competitive package to attract, motivate and retain qualified Officers and employees. The Incentive Compensation Plan is a core component of the overall compensation package for Somanetics Officers and
non-commissioned,   full-time, salaried employees. The program affords the
Officers and employees the opportunity to be financially rewarded based on
actual results and affords the Company cash   conservation when business
objectives are not achieved.

PLAN SUMMARY:     All Officers and non-commissioned, full-time, salaried
employees in good standing with the Company participate in the Incentive Compensation Plan. Potential incentive compensation under the Plan is based on each participant's position, salary level, individual performance against pre-defined objectives and Company performance against pre-defined objectives.
One half of actual   incentive   compensation is paid quarterly based on
year-to-date sales results versus the Sales Plan and the remaining one half is paid at the end of the fiscal year based on performance against a variety of pre-defined individual and Company objectives.

PLAN DETAIL:

         PLAN A: All Officers and non-commissioned, full-time, salaried employees participate in Plan A of the program. This portion of the Plan represents 50% of the incentive compensation potential for participants. The basis for incentive compensation for this portion of the program is the Company's year-to-date results versus the Sales Plan evaluated quarterly. In the event that year-to-date performance versus the Sales Plan is <85%, no payment is made under this portion of the Plan. Actual payment, if any, is made in the month following the completion of each fiscal quarter, except for payment relating to sales >100% to Plan. Over achievement, if any, is measured and paid at year-end.

         PLAN B. All Officers and non-commissioned, full-time, salaried employees participate in Plan B of the program. This portion of the Plan represents the other 50% of the incentive compensation potential for these participants. The basis for incentive compensation for this portion of the program is the Company's performance versus the Sales Plan and P&L Plan. An individual must achieve at least 50% of their objectives to be considered for any incentive compensation under this portion of the Plan. To the extent that actual sales results are at least 85% to Plan and the company achieves its year-end NOL objective, individuals receive incentive compensation in relation to their achievement of pre-defined individual objectives. Measurement, and actual payment, if any, is made at year-end.

NOTE:             New Officers and employees will be considered for
participation at the discretion of the President and/or the Compensation Committee.
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                         INCENTIVE COMPENSATION PAYMENT
                                  CALCULATIONS

PLAN A:       QUARTERLY PAYMENT

               YTD% TO SALES PLAN X FACTOR X SALARY X RATE X .125

         FACTOR DETERMINATION:

% TO SALES PLAN                    FACTOR
---------------                    ------
  < 85%                               0
85% to 90%                           .5
90% to 95%                          .75
95% to 100%                          .9
   100%+                            1.0

PLAN B:       YEAR-END PAYMENT

          % GOALS X SALARY X RATE X %SALES PLAN X .5 X EARNINGS POOL %

EARNINGS POOL:

The maximum earnings pool is 100% at, or above, break-even. For each $100,000 in net operating losses, the earnings pool is reduced 10% calculated to the nearest percentage point.

Note: The President and/or the Compensation Committee reserve the right to adjust actual incentive compensation paid to individuals under Plan B by +/- 25%.
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                        PROGRAM ADMINISTRATION GUIDELINES

- This Plan shall be administered by the Company's Compensation Committee, which is authorized to interpret this Plan, to make, amend and rescind rules and regulations relating to this Plan, to make awards under this Plan, and to make all other determinations under this Plan necessary or advisable for its administration.

- All determinations, interpretations and constructions made by the Compensation Committee shall be final and conclusive.

- The Compensation Committee reserves the right to pay bonuses to participants beyond those, if any, called for by the Plan, or to defer payment of bonuses based on the Company's cash position at the time of the planned payout.

-    Rights under this Plan may not be transferred, assigned or pledged.

- Nothing in this Plan confers any participant any right to continued employment and does not interfere with the Company's right to terminate an employee's employment.

- Revenue and net income will be as reported in the Company's Form 10-Q and 10-K.

- An Officer, or employee, must be a full-time employee in good standing at the time of actual payment in order to receive any payment under the Plan. No payment will be made to any person who leaves the full-time employ of the Company before the payment date. No payment will be made to any person who is subject to a formal, written performance action plan.

- Any over achievement payment earned due to actual revenue exceeding Plan revenue will be paid after the end of the fiscal year based on final year-end sales results versus the Sales Plan.

- Officer, or employee, participation in this Plan will be suspended during periods of paid time off days beyond the allowable amount, long-term disability periods, or any other extended leave of absence. Actual payment reductions and/or discontinuation of participation in the program for the remainder of the fiscal year will be at the discretion of the President and/or the Compensation Committee.

- Earned payments under Plan A, except for payments relating to over achievement, are intended to be paid after the close of each fiscal quarter based on year-to-date performance versus the Sales Plan. Payments under Plan B, and any over achievement relating to Plan A, shall be paid at year-end. In either case, actual payment will be made as soon as practicable after sales and net income are determined and the payment confirmed by the Compensation Committee.

- Payments under Plan A will be made for "catching up" on a year-to-date basis. For example, if the Company finishes the first quarter below Plan, participants can recoup their full first quarter bonus not earned at the conclusion of the first quarter by "catching up" by the end of the second quarter.